Exhibit 99.1

                                                                 QUALITY SYSTEMS
                                                   Moderator: Louis E. Silverman
                                                             02-07-05/3:30 pm CT
                                                           Confirmation #3400595
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                                 QUALITY SYSTEMS

                          Moderator: Louis E. Silverman
                                February 7, 2005
                                   3:30 pm CT

Operator:         Good afternoon my name is Shannon and I will be your
                  conference facilitator. At this time I would like to welcome everyone to the Quality Systems Third Quarter Fiscal 2005
                  Earnings Conference Call.

                  All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2 on your telephone keypad. I would now like to turn the call over to Mr. Louis Silverman, President and CEO of Quality Systems. Please go ahead sir.

Louis Silverman:  Thank you Shannon and welcome everyone to Quality Systems'
                  Fiscal 2005 Third Quarter Conference Call. Paul Holt, our CFO, Greg Flynn, Executive Vice President and General Manager of our QSI Division and Pat Cline, President of our NextGen Healthcare Information Systems division once again join me on this afternoon's call.

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                                                   Moderator: Louis E. Silverman
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                  Please note the comments on this call may include statements that are forward looking within the meaning of the securities laws including without limitation statements related to anticipated industry trends; the company's plans, products and strategies; projected operating results; capital initiatives and the impact of legal, regulatory and accounting requirements.

                  Actual events and results may differ materially from our expectations and projections and you should refer to our SEC filings including our Forms 10-K and 10-Q for discussions of the risk factors, management's discussion and analysis and other information that could impact our actual performance.

                  We undertake no obligation to update any projections or forward-looking statements in the future and please note that the company's past performance is not necessarily indicative of future performance.

                  For the quarter, the company set new revenue and earnings records. In the December quarter revenue totaled $22.1 million, up 21% over the prior year. Fully diluted earnings of 64 cents per share exceeded prior year fully diluted earnings per share of 40 cents by 60%. The quarter's top line results were driven by record revenue performance at our NextGen division where the $18.3 million in revenue attained by the division for the quarter represents a 31% year-over-year top line increase. The QSI division had quarterly revenue of $3.7 million, which represented an 11% year-over-year decline in top line performance for that division.

                  Company wide gross margins were very strong at 66%, which represents our highest level in recent years. Paul Holt will cover this item and others during his prepared remarks on the quarter.

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                  Operating income for the quarter at NextGen came in at a
                  record $6.7 million, 78% ahead of the prior year performance. QSI divisional operating income declined approximately 23% on a year-over-year basis, though the operating margin for the division came in at just under 28% for the quarter.

                  Company wide SG&A expenses increased materially on both a sequential and year-over-year basis.

                  Our EDI unit set a record at $2.7 million in revenue for the quarter. I'll once again remind participants that EDI revenue is reported as part of divisional revenue each quarter. Paul Holt will break out divisional EDI totals as a convenience later in the call.

                  Corporate expenses for the quarter came in at $1.3 million. That represents over a 30% year-over-year increase, as well as a 14% sequential increase. Expenses in the corporate area continue to grow in response to the company's overall growth as well as external factors such as Sarbanes-Oxley 404 Internal Control Compliance Efforts.

                  Cash and cash equivalents increased to a record $66.4 million during the quarter, up from $59.5 million in the prior quarter and $45.3 million in the prior year.

                  Headcount at quarter end was 367, which taken with the revenues for the quarter generated annualized revenue per employee of $240,000. Note that this figure is not something that we use as an internal management or measurement tool. The quarter's revenue per employee figure is, however, relatively consistent with the levels attained in prior quarters.

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                                                   Moderator: Louis E. Silverman
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                  The company's Board of Directors has recently authorized a $3 per share dividend to be effective for shareholders of record on February 24, 2005, as well as a two for one stock split that will become effective for shareholders of record on March 4, 2005.

                  Acquisition search activity continues and I will reiterate as I have mentioned on prior calls that we're not interested in just doing a deal for the sake of doing a deal. We will actively pursue opportunities of strategic significance that also represent a good financial fit for us. Absent those characteristics, we'll remain patient and continue to focus on our organic growth.

                  In the next couple of weeks the company will present at the UBS Conference in New York City and the Roth Capital Conference here in Southern California. We're also scheduled to present at the Sidoti Conference in New York City in early April. Additionally, meetings with members of the investment community are scheduled for four additional cities in the coming weeks.

                  In closing my prepared remarks for the morning, actually I should say for the afternoon, I'd like to point out that the performance for the company during the quarter continues a set of quarters where our actual performance has exceeded our internal expectations, at times by a fairly wide margin. I want to again express my thanks to all members of our team for their contributions to the company results.

                  I also want to clearly point out to current and prospective analysts and investors that while we are extremely pleased with the quarter's performance there are absolutely no guarantees that the company or either of its divisions will exceed or even sustain the level of performance turned in during the quarter.

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                  It's possible that the quarter's performance will encourage investors or analysts to set new short, medium or long-term expectations for the company. In response to this possibility please continue to note that we do not give out financial guidance and we don't comment on the guidance advanced by members of the financial community.

                  I'll now turn the call over to Paul Holt, our CFO, for additional financial details on the quarter.

Paul Holt:        Thanks Lou and hello everyone. We're continuing to see growth in both of our revenue categories, System sales and Maintenance and other. Our consolidated system sales rose to $11.7 million this quarter. That's an 18% increase compared to the prior year, $9.9 million. Maintenance and other revenues rose 25% to $10.4 million compared to $8.3 million in the year ago quarter. A very low level of hardware and third party software included in system sales resulted in our consolidated gross profit margin this quarter coming in at the highest we've seen in recent years, 66% of revenue.

                  Total SG&A expense increased by approximately $1.5 million to $6.4 million. This compares to $4.9 million in the year ago. The largest contributor to the increase in SG&A expenses came from the NextGen division and that was $.6 million in selling related compensation expenses to our expanded NextGen sales force. NextGen also had another $.6 million increase in other SG&A expenses. We also had a $.3 million increase in corporate related expenses. Total corporate expenses were $1.3 million this quarter. That compares to $1 million a year ago. SG&A expense as a percentage of revenue this quarter increased 29.1% compared to 26.9% in the prior year quarter.

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                  R&D expense grew 5% compared to the prior year quarter at $1.7 million. That compares to $1.6 million a year ago and again most of this increase was related to investment in the NextGen product line.

                  Our effective tax rate was lower compared to last year at 37.1%. That compares to 38.4% a year ago. Our rate this quarter was impacted by a proportionately higher amount of R&D tax credits reflected in this quarter's tax provision. That was slightly offset by a higher federal tax rate. During the quarter ended December 31 we recognized $.2 million in tax credits from prior periods, which had not been recognized previously.

                  Our NextGen division recorded growth in both software license and implementation revenues resulting in a 21% year-over-year growth rate in system sales. System sales in the NextGen division rose to $11.3 million this quarter compared to $9.3 million a year ago.

                  Again, growth in the NextGen base of installed users has driven our maintenance and other revenue higher, actually 51% higher, at $7.1 million versus $4.7 million a year ago. Our maintenance revenue in the NextGen division was up 54% from last year at $4.9 million versus $3.9 million a year ago, while EDI revenue grew 74% to $1.5 million compared to $.9 million a year ago. As Lou mentioned, our operating income in the NextGen division was significantly higher, up 78% to $6, 727,000 compared to $3, 789,000 a year ago.

                  Our QSI dental division reported a year-over-year decline of 11% in reported revenue at $3,742,000 compared to $4,198,000 last year. Operating income for this division was $1.037 million. QSI division EDI revenue was $1.2 million for the quarter compared to $1.3 million a year ago.

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                  Moving on to our balance sheet, our cash grew by approximately
                  $6.9 million this quarter to $66.4 million or $10.18 per share. That compares to $59.5 million or $9.26 per share at the end of the prior quarter.

                  This quarter we received a $2.1 million tax benefit related to employee stock option exercises. We also received $1 million in actual proceeds from employee stock options.

                  Our turnover of accounts receivable measured in DSOs increased 7 days to 115 days this quarter compared to 108 in the year ago quarter. On a sequential basis this DSO number was also up seven days. Breaking that number down by division our DSO for QSI division was 90 days and 121 days for the NextGen division. The primary driver of the increase in DSOs is attributable to an increase in undelivered services billed in advance and included in accounts receivable.

                  Deferred maintenance and services revenue now stands at $23.7 million. That's an increase of $2.8 million compared to last quarter and $6.4 million compared to a year ago. The primary growth driver of our deferred revenue is, again, implementation and training services in the NextGen division.

                  For those of you who are tracking this, our non-cash expenses for the quarter break down as follows. Total amortization expense, $492,000, that's amortization of capitalized software. That breaks down to $56,000 for QSI and $436,000 for NextGen; Total depreciation expense, $258,000. That's $41,000 for QSI and $217,000 for NextGen; deferred stock option compensation is also a non-cash expense and that was $108,000 for the quarter.

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                  Our investing activities were as follows. Total capitalized software $746,000. That breaks down to $22,000 for QSI and $724,000 for NextGen; Total fixed asset investment was $362,000. That was $27,000 for QSI and $335,000 for NextGen.

                  Again, I'd like to thank you for all your interest in this company and I'll turn things over to Greg Flynn, Executive Vice President and General Manager of our QSI division, who will provide an update on the QSI division.

Greg Flynn:       Thank you Paul and thank you to everyone on the call for their interest in our company.

                  The metrics of the QSI division have already been covered in detail by Lou and Paul, so I won't be redundant. In summary, while I would have liked to have seen better performance on the revenue side, I again am pleased by the profit contribution made by the QSI division to the company.

                  Of particular note again was the growth in our EDI business with revenues up approximately 5.8% over the prior quarter and NextGen EDI revenue up approximately 10.6% over the prior quarter.

                  As you know, QSI division staff pursue and process the EDI business for both the QSI and NextGen divisions. I feel that we're making noteworthy strides in growing this part of our business.

                  On the product development front, as I usually report, our new dental software version 9.3 is now moving to beta test and the quarter also saw numerous enhancements to our CPS product. This is the dental equivalent of the electronic chart.

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                  In particular, we incorporated new time saving,
                  ease-of-navigation and workflow features to CPS. All such features are geared to maximizing productivity and minimizing the user interaction time. Our dental clients, generally high volume patient offices, have proven to be an invaluable source of input and consequent enhancement for our CPS product.

                  As always, let me comment on our sales staffing and pipeline. Our sales staffing remains unchanged from last quarter and our pipeline itself also is virtually unchanged at $3.95 million. We define our pipeline as sales situations where QSI is in the final three purchase choices and we believe that the sale will occur within 180 days.

                  In turning the call over to Pat Cline, our President of the NextGen division, I would like to personally thank the NextGen staff, Pat's crew, and the QSI division for their contributions to our continued growth. Pat great job.

Patrick Cline:    Thanks Greg. Hi everyone. In the third quarter NextGen
                  executed over 55 agreements with new customers. Once again about two thirds of these customers licensed both the NextGen
                  EMR and the NextGen EPM products. The remaining deals were roughly split between EPM and EMR, with a slight edge this quarter to the EPM side.

                  Our sales force increased to 35 people, including 4 inside sales people, and our pipeline has increased to about $44 million.

                  Our new NextGen 5.0 platform continues to do well in the marketplace. Our customer base is migrating in a steady pace to this platform that integrates our EPM and EMR offerings. The overall market for our products remains strong. We're about to enter the trade show season, so hopefully we'll see a marked

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                  up-tick in the number of leads that our sales force has to follow. The season starts with the HIMSS Conference beginning this coming weekend.

                  In closing, I'd like to once again thank the employees of NextGen for another terrific job. (Shannon) we're ready for questions.

Operator:         At this time I would like to remind everyone, if you would like to ask a question press star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                  Your first question comes from the line of Sean Wieland with WR Hambrecht.

Sean Wieland:     Hi guys, congratulations on yet another great quarter. I feel like I always ask the same question, but I'm going to ask it again. Can you talk about what are some macro level issues here that you think are driving demand? Specifically can you talk about pay for performance? As it relates to your customer base is that a driver of demand here? Can you talk about the market that you're selling into, small versus medium versus large docs and where you see you have a competitive advantage?
                  And if you could add any commentary on Hill Physicians that would be super.

Patrick Cline:    Okay, that's a long question and probably unfortunately a
                  little bit longer of an answer. Sean, there are a number of drivers, as you know, moving the pace of adoption, hopefully at a little faster pace. The government has become more of a driver. The government is working on the adoption issue on many fronts. President Bush, you know, mentioned again healthcare IT in the recent State of the Union address and many in the government sector are pushing for increased budget dollars targeted toward adoption of the electronic health record.

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                    You also mentioned pay for performance. There are also many private sector drivers. Specifically we're seeing many payers push for adoption of these systems and in many cases we're seeing payers and other private entities fund the purchase of systems, either partially or totally. There are now so many sources of funding available for purchases of electronic health record systems that we've recently hired a new person whose job is to determine the source of all of these funds and to track the funding sources to help our customers' access the funds.

                    As you know, there are also other drivers. Technology, the fact that it's easier now to quantify a return on investment on the electronic medical record side and the tremendous push of both, again, the government and the private sector for quality with that push coming from employers and therefore payers.

                    You also mentioned large versus small. I would say that we don't really have a sweet spot. We tend to fare very well in the larger enterprises, practices of 50, or 75, or 100, or 200 physicians, but increasingly, especially with our new inside sales force, we're doing very well at the lower end of the market. About 80% of the physicians in the country practice either by themselves or in small groups and we don't want to take our eyes off of that ball. So we're doing things to lower the cost of sale and ultimately lower the cost of our systems, yet still maintain our profitability in the small practice market.

Sean Wieland:       Okay and then is there any update you could share on Hill
                    Physicians? Is that a deal that was counted in the fourth quarter or is that an ongoing opportunity?

Louis E. Silverman: Sean this is Lou. We've not made a practice of commenting on specific deals in specific quarters and I think we'll kind of keep that tradition intact.

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Sean Wieland:     Okay. How about the EDI business, what's - what do you see as the opportunities there? Is there any changes there?

Greg Flynn:       Pat if you want me to go ahead . . . . I'll go ahead. I mean it's obviously a growing business and as we increase our customer base on the NextGen side we view it as a growing opportunity.

Patrick Cline:    I would agree with that.

Sean Wieland:     Okay and is it a growing opportunity in just that the overall volume of transactions or in the services that are being layered into that?

Greg Flynn:       It's more volume based than additional services, to answer accurately.

Sean Wieland:     Great. Okay, thank you very much.

Greg Flynn:       Thanks Sean.

Operator:         Your next question comes from the line of Brandon Osten with
                  Sprott Securities.

Brandon Osten:    Hi guys, as usual another good quarter.

Patrick Cline:    Thank you.

Brandon Osten:    If I could just sort of delve in here, one of the numbers I didn't get was the total number of deals that you guys signed on the NextGen side.

Patrick Cline:    I didn't cite the total number of deals. I think on a go
                  forward basis I'm not going to go through the total number of contracts, but rather the number of

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                  contracts with new customers. As it has become far more
                  difficult for us to get our arms around what's a new contract versus what's a small upgrade and what's an add on sale for a new customer, or an existing customer rather, buying a couple of new licenses. We are having more and more difficulty putting the sales to existing customers into different reporting buckets.

                  So, we're going to talk about what we think most people care far more about, which is the number of new contracts and I believe the number was 57. What I said was over 55.

Brandon Osten:    Okay. And then maybe in a different vein, can you sort of give us a number or a feel for the direction of average deal size?

Patrick Cline:    I think the average deal size probably stayed about inline with what it has been. Paul you might have the actual number, but I didn't - though I haven't personally done the math I didn't see on the back of the envelope type of thing any material difference.

Louis Silverman:  And Brandon we're going to ask you to get a little closer to your phone. It's awfully difficult hearing you on this end.

Brandon Osten:    Is that better?

Louis Silverman:  Much better.

Brandon Osten:    Okay. What about that QSI contract you were talking about two quarters ago? Is that still in the works or is it - what's going on with that?

Greg Flynn:       The decision was delayed and is still pending.

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Brandon Osten:    Still pending.

Greg Flynn:       That's the government's Indian Health Contract I believe
                  you're talking about.

Brandon Osten:    Right, okay. Okay, pending. On the tax deferral, I don't know if I call it an issue, but the whole capital gains deduction for purchases made in calendar '04, did you guys see an effect on sales there? Were there any guys who sort of said, "I've got to get this tax credit in. Rush this installation to December 31." Did you guys see any boost from that?

Patrick Cline:    We did see a little bit at the low end. I wouldn't say it was a big driver in the quarter, but our inside sales force did successfully point out that tax break or tax advantage and its expiration to a number of the smaller practice prospects.

Brandon Osten:    Okay. And on the SG&A jump, I guess it was - I mean I say jump because it was about $1 million in the quarter, was that - first of all, with all the adjustments that were made to compensation and what not were the bulk of those done or was the bulk of that reflected in Q3 or is there some carryover into Q4 there?

Louis Silverman:  When you say adjustments Brandon can you be a little bit more specific?

Brandon Osten:    Okay, sure. I mean if quarterly SG&A was expected to go up
                  $1.25 million based on, you know, whatever measures were taken, whether it was compensation increases or whatever, you know, was it $1 million expected and we jumped $1 million in Q3 or was it sort of $2 million, but it happened half way through the quarter so we would expect, you know, a further boost in Q4?

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Louis Silverman:  I'm not sure I'm following your question entirely, but I'd like to point out clearly, that we have not issued forward guidance on any elements in our financials. We've mentioned that our goals are to continue to grow our sales force. If our sales force grows and continues to be successful, selling expense will go up. Corporate expenditures are increasing and I think in a general way we've pointed out that those are certainly within our expectations on a go forward basis. I will confess to not exactly tracking where the rest of your question is going - if it's going - if I haven't answered it thus far.

Brandon Osten:    Well yeah, I mean maybe phrased a different way, is 30% of revenues a fair number that you guys are comfortable with or, you know, or is sort of 25% - 26%, which is where we've been in the past more of a, you know, more of an expectation on your side?

Lou Silverman:    As you know Brandon, from being a veteran of these calls, we don't - we haven't and don't intend to start managing the business based on percentage of revenues. This quarter is another good example where the lower level of hardware in the quarter has done a couple of interesting things to our metrics when you look at certain numbers as a percentage of revenue.

                  So I think the most accurate answer to your question is that we just aren't managing the business to a percentage and we do expect that a number of elements in SG&A will continue to increase, although based on the timing of additional hires or certain other expenses it's hard to know whether that's absolutely going to be on a steady, state basis or a little more of a step function type of thing. Certainly the expenses are heading north as opposed to south if our projections have any accuracy at all.

Brandon Osten:    Sure. And I guess Paul you broke out the increase in SG&A, how did that breakdown again?

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Paul Holt:        Yes, although my comparison was with a year ago.

Brandon Osten:    Oh okay.

Paul Holt:        But if you want it I'll give it to you.

Brandon Osten:    That's okay. I'll check it in the transcript. Just a few more quick points here, on the hardware sales if I look at the cost of sales versus system sales, obviously cost of sales is going dramatically down while system sales is going dramatically up.

                  And, again, I know you guys don't give guidance, but this has been a consistent trend in the past, so from sort of a purchasing standpoint of your customers are you finding that this is becoming the trend or, you know, amongst your customer base or is this something that you're influencing or is this just random walk down gross margin (unintelligible).

Lou Silverman:    I think we've talked, and Pat's talked in the past, about the increasing sophistication that the clients in general have in terms of hardware purchases and I think you're accurate in pointing out that we've had lower levels of hardware over the past number of quarters. So while I'm reticent to officially label that a trend, I think it happens to be our reality over the past few quarters.

                  So, we have no idea what the next quarter is going to look like and we could see a sudden increase in hardware sales, which would not have surprised nor disappointed us. In the same vein we could see a continuation of the trends that we've seen over the last few quarters and that would not have surprised nor disappointed us.

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                  So it's really a customer specific, situation specific kind of event on our end quarter-by-quarter. But certainly, as you point out, we've seen an increasing level of gross margin with a corresponding decrease in the relative role of hardware in our revenues over the past few quarters.

Brandon Osten:    Is there any interest in breaking out hardware revenues in the future or not really?

Paul Holt:        Brandon we have that in our MD&A disclosures in our Q.

Brandon Osten:    Okay great.

Paul Holt:        So we put that in last quarter and you should be able to see it there.

Brandon Osten:    Okay, I'll circle back.  Thanks.

Operator:         Your next question comes from William Bermudez with W&C
                  Investments.

William Bermudez: Yes, my question becomes would you folks be willing to explore other lines of business within the medical and/or dental field, but mostly the medical, in particular the veterinary field, as others have?

Louis Silverman:  This is Lou. While we wouldn't unequivocally rule anything out, a move into the veterinary field is not something that we have put at the top of our priority list in terms of expansion opportunities. But we certainly appreciate the suggestion and your interest.

William Bermudez: Thank you.

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Operator:         Your next question comes from Gene Mannheimer with Roth
                  Capital Partners.

Gene Mannheimer:  Hi guys, once again great quarter.

Louis Silverman:  Thank you Gene.

Patrick Cline:    Thank you.

Gene Mannheimer:  Most of my questions have been answered, but let me ask about the sales cycle. Are you seeing any elongation of that cycle as physicians sort of mull over their options or is it pretty consistent with recent patterns?

Patrick Cline:    It's been relatively consistent.

Gene Mannheimer:  Okay. Also, you mentioned that in the quarter about 2/3 of the new agreements were both EMR and EPM sales. In the case of the practice management sales are these replacements of other vendors systems or typically replacing the clinics homegrown system?

Patrick Cline:    Well it's a combination of the two, but by and large it's a replacement of a competitors practice management system.

Gene Mannheimer:  Very good and who typically are, you know, you want to talk about some of the usual suspects that you see in the competitive landscape?

Patrick Cline:    No real change to the competitive landscape. On the practice management side, since we were just discussing that, it continues to be Medical Manager, Misys, IDX, EPIC at the very high end and a number of smaller players on the medical records side, GE, Allscripts, A4, four or five other smaller companies.

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Gene Mannheimer:  Okay, very good.

Patrick Cline:    And then of course the practice - I think the incumbent
                  practice management vendors each - some of the ones that I mentioned, for example, Misys and Medical Manager have electronic medical record systems that they're typically selling to their installed customer base.

Gene Mannheimer:  Okay.  Thanks very much guys.

Operator:         Your next question comes from Bob Plezia with RJJP.

Bob Plezia:       Good afternoon.  Could you talk about share trends?

Louis Silverman:  Share trends?

Bob Plezia:       Yes. Your growth is obviously faster than, "the market", so how would you compare your share of market over the last two quarters versus last year's quarter?

Louis Silverman:  This is Lou. I guess I would say I'm reticent to compare the numbers because I'm not sure we have a good baseline to compare anything to. One of the things that is a factor in our industry, relative to your question, is that there are very few, if any, comprehensive studies that look at share by participant in our market. There may be some, I'm not aware of too many of them. I'm actually not aware of any of them that have crossed my desk.

                  So I guess the simple answer to your question is, yes we've been growing. We'll leave it for you to decide how fast the industry is growing and what our

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                  share is doing as a result of that because we just don't have a great baseline view to answer your question.

Bob Plezia:       Can you breakout your sales by same store, so to speak, and new business?

Louis Silverman:  We haven't and we've recently expanded the amount of detail we put into our MD&A disclosures, though that's not been one of the areas we've expanded to, so we appreciate the question.

Bob Plezia:       You mentioned a few moments ago that the vet business is not one of your top priorities in expansion. What are your top priorities in expansion?

Louis Silverman:  Well I'd say at the very top of our list is to continue executing within the markets that we are currently addressing. We continue to feel that the opportunities in the medical market are pretty strong. We nevertheless need to execute to reach those opportunities. And I'd say that's our major focus.

                  The other things that we would look at I'd say we're not really ready to comment with great specificity in terms of some of the other areas that we might look at as growth opportunities, but again, you and others on the call and people that might listen later on should know that at the top of our list is to continue to execute in our present markets, both medical and dental.

Bob Plezia:       Thank you.

Operator:         Your next question comes from William Haus with Advest, Inc.

William Haus:     Hey Lou, long time no talk to. Congratulations on a great
                  quarter.

Louis Silverman:  Thank you Bill.

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William Haus:     Just a couple of quick questions, maybe for Pat. Pat you
                  mentioned attempting to lower the cost of sale, could you maybe talk about what factors, if any, are acting to maybe increase the cost of sale other than maybe gas prices? And what types of opportunities do you see are out there in driving it down, whether it's technology, remote installation, training, monitoring and support or are there other things you're working on?

Patrick Cline:    Well you covered most of them. I wouldn't characterize things as the cost of sale being driven up. It's more that as we look to the smaller practice market, which is a key market for us in the future, we're trying to drive the cost of sale down from its present level so that we can lower the system price, make it more affordable, but again, maintain our profit.

                  The things that we're using, again, you covered most of them. Web based demonstrations I might add to the list that you put forth. We're doing most of the product demonstration to the one, two and three doctor practices via the Internet by remote means, saving on airfare and rental car and hotels and not flying people to say, Juneu, Alaska to do a demonstration for a two doctor group. Again, that allows us to maintain the lower price.

                  We're also doing remote training, computer based training and e-mailing proposals and those kinds of things. Again, just to lower the cost, maintain the profit and lower the price.

William Haus:     Okay and is that sort of, I guess, that process never ends and you'll continue to look at ways of doing that? Where are you now? Are you still - are you happy? Can you reach those folks in, say, a single or two practice office effectively or are you continuing to drive it down?

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Patrick Cline:    We're continuing to drive it down. I don't think I'll ever be happy. I think we can always improve. I'm reasonably pleased with the progress that we've made to date on many of these initiatives.

William Haus:     And on your - and I know there's quite a stepping down on the reimbursement help side and the payers stepping up, but from your perspective, to get a real deep penetration, and maybe this is five or ten years out, what type of percentage decline in delivery costs or the cost structure from your end would you expect to see or would be a good number in order to drive the ability of the providers to apply right?

Patrick Cline:    Well, I'm not sure. Driving the costs down is a critical part of the answer, but to answer your question I think we can take probably 10% to 20% out of the cost of the system, still maintaining today's profitability by using some of the technologies and techniques that we've talked about and a couple of others.

                  I think what's more important, with respect to driving adoption, is physicians realizing that these systems far more than pay for themselves and that there is a quantifiable return on investment with electronic health record systems and that's starting to happen. I think physicians know that these systems will truly improve quality and there's quite an interest in that, but if at the same time they're more than paying for themselves I think the adoption curve heads upward.

William Haus:     That's a good point Pat. With more focus on outcomes I guess they would want to - they'd get a payback there too. I appreciate your color, thank you.

Operator:         Your next question comes from the line of Sheila Cunningham with Hillyard Research.

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Sheila Cunningham: Hi, thanks for the dividend, but I thought you were resisting things like dividends and stock splits and I'm wondering, what was the thinking behind the dividend? How you came up with the sum and what you think is kind of a comfortable cash cushion for your business and whether you look at it in relation to total assets or revenues or kind of how you figure it?

Louis Silverman:   Sheila this is Lou. As we've discussed on many calls, the
                   issue of whether or not to split the stock or issue a dividend and in what quantity to do either of those things or what the methods are - those are entirely Board issues. And veteran listeners on these calls will know that I have made it a practice not to comment on what elements the Board did or didn't consider in terms of reaching its conclusion. So, clearly the Board deliberated on the issue, they made the decisions and, that's kind of the bottom line, bottom line.

                   In terms of being resistant to either of those, certainly the question of a dividend or a stock split has been raised on many calls and, we have in the past not been at a place where the Board has decided that was the right thing to do. Coming out of our last Board meeting the new Board took a different position and hence the two announcements that we made.

Sheila Cunningham: Okay.

Louis Silverman:   In terms of a cash cushion, I think that we don't feel like having cash is a detriment to us and I think that the cash that we will have post dividend, should be at a place where it doesn't negatively impact any of our initiatives that we know of today.

Sheila Cunningham: Okay, but just to split a hair, I realize...

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Louis Silverman:   And I would just add, to clarify, that the dividend that was announced was a onetime special dividend.

Sheila Cunningham: Sure, right. But let me just split a hair, I appreciate your
                   - whatever about the - feelings about the Board and their initiatives, etcetera, but I would hope that they consulted you before they came up with the number because if you've got some expansion plans that may include an acquisition, well surely they should know, surely they should be polite enough to ask you what kind of cash you thought you needed on hand.

Louis Silverman:   I'll just go back to my answer that says that these are Board issues and we'll leave it there.

Sheila Cunningham: Okay.  Got you, okay.

Operator:          Your next question comes from Josh Stewart with Sidoti and
                   Company.

Josh Stewart:      Hi guys. I just wanted to see if you'd give me any color on what's going on with the NextGen Express product? Whatever you can give me as far as like, you know, are people buying both the practice management and EMR, you know, can you say how many you sold and, you know, how many of these inside sales guys are selling?

Patrick Cline:     I don't want to get into the habit of breaking things out by product, but in general we're pleased with the way that NextGen Express, which is a lighter version of the electronic medial records product, is going. And we're very pleased with the performance of our new inside sales group.

Josh Stewart:      Okay and as far as EMR versus EPM is it about the same 2/3 are buying both or is that too early to say?

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Patrick Cline:    Interestingly it has been.

Josh Stewart:     Okay.  All right great, thanks guys.

Operator:         Your next question is a follow-up from Brandon Osten

Brandon Osten:    Paul can you give us the software growth number in the NextGen division?

Paul Holt:        The software growth - are you talking about system sales in total?

Brandon Osten:    No, just the software. You guys are breaking it out in the
                  MD&A, so I thought you might have that number handy.

Paul Holt:        It will be in the Q Brandon. We're probably going to be
                  filing, you know, we have a requirement to file that Q within the next couple of days or so.

Brandon Osten:    Okay.

Paul Holt:        I'll leave it at that.

Brandon Osten:    Okay. Is it - Okay, in terms of the internal sales force,
                  how's that doing relative to your expectation? And, you know, what's your feel in terms of how the process is working there with regards to, you know, being able to work against the competition on sort of a remote basis?

Patrick Cline:    It's meeting or exceeding our expectation. Again, it's
                  relatively early, so let me say I'm cautiously optimistic.

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Brandon Osten:    Yeah, I mean do you - you're giving me - given the limited experience you guys have had, like being only nine months or something on this sort of, you know, five or less doctor practices, do you feel like this is an efficient way to compete in that market or are we going to get a better sense after TEPR or, you know, how are you feeling in that regard?

Patrick Cline:    I think it's an efficient way to compete in that market. And yes, I think we'll have a better sense after TEPR.

Brandon Osten:    And can we get into a little more detail on the competition?
                  It seems as though there've been some interesting competitive happenings, you know, Apex seems to continue to go after these very large deals, I guess Allscripts is trying to breakout of that IDX installed base and, of course, Cerner bought the Vital Works. My understanding from talking to people at Cerner is for the express purpose of going after the ambulatory EMR market. Do you have any comments? I wanted to - of course we have the (Enter G) release by WebMD, so do you have any comments on all those fronts? In general even?

Patrick Cline:    Let me say that I think that Allscripts continues to compete effectively in IDX accounts. We have not seen any marked increase in competition with Vital Works or with Cerner as a result of that acquisition, but I would say it's fairly early.

Brandon Osten:    Have you encountered Cerner's product base outside of sort of their large installation type of installs before to the point where you would have, you know, a sense of how competitive it might be?

Patrick Cline:    Yes. We're relatively familiar with Cerner's offerings. We have competed many times with Cerner. Sometimes we've won, sometimes we've lost, sometimes we've lost and come back and won later. Cerner competes with us

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                  when the purchaser tends to be a large health system that has a relationship with Cerner and that health system wants to move out to the ambulatory side. Cerner will come in and present their offering and compete in that marketplace. We have not seen Cerner selling ambulatory systems on a standalone basis.

Brandon Osten:    Okay and then in terms of sort of a typical deal that you're signing now a days, what would be the number of doctors range?
                  I mean I know it's always been sort of a, you know, 50 doctor to 250 doctor practice, but is that range tightening up? Are we seeing strength in certain sizes and maybe not so much in others or maybe you're focusing on certain sizes?

Patrick Cline:    No, I would say the range is broadening. We're seeing more opportunities in the 100 to 200 plus, but we're also seeing opportunities with large networks of physicians that might be 1,000, or 2,000, or 3,000 physician groups, IPAs and that sort of thing.

Brandon Osten:    And last question, are you finding a change in who you have to target inside an organization, who's going to champion the cause for EMR or for a, you know, replacement of a legacy practice management system? You know, whether it's the doctor or the IT guy or?

Patrick Cline:    Well certainly there's a difference between the practice
                  management side and the electronic health record side. On the electronic health record side you're targeting both the IT and executive people, as well as the physicians. Very few IT folks are willing to overrule physicians and the physician selection when it comes to a product the physician is going to use every day, though some of them do, that's not the norm.

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                  On the practice management side it's typically the practice managers and the executives and administrative folks that get involved in feature and function selection.

Brandon Osten:    Great, thanks a lot.

Operator:         Your next question comes from John Beil.

John Beil:        Yes, thank you and great job fellows, again, on the wonderful quarter. I have just a quick question on standards. There's been some discussion in the press about standards emerging, either as a (unintelligible) of customers, vendors and government or - I'm not quite sure where that's coming from and do you anticipate any extraordinary hurdles or to adopt any standards with what you have now?

Patrick Cline:    Good question. Standards are evolving much more quickly than we've seen them evolve in the past. Government has had some involvement in standards, primarily with respect to transactions and HIPPA, and that is in transmitting claims and remittances and those kinds of things

                  But there's been much more work lately relative to standards surrounding the electronic health record. We've seen HL7 standards evolve, well we've seen some new standards come into play and start to evolve. One is called the Continuity of Care Record, or CCR. I do see, at some point in the future, that various electronic medical record systems vendors, vendor systems, will be exchanging data, clinical data, using these standards and I don't see that that is too far off.

John Beil:        Great, thank you very much.

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Operator:         At this time there are no further questions. Mr. Silverman are there any closing remarks?

Louis Silverman:  Thank you Shannon and I'd just like to thank everyone for their participation on the call and we'll see you a few months from now with our fiscal year end discussion. Thank you.

Operator:         This concludes today's Quality Systems Third Quarter Fiscal
                  2005 Earnings Conference Call. You may now disconnect.

                                       END